DIME COMMUNITY BANCSHARES, INC. POSTS STRONG QUARTERLY EARNINGS
Quarterly EPS of $0.32; $91 million of Growth in Deposits

Brooklyn, NY – July 23, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended June 30, 2015.  Consolidated net income for the quarter was $11.5 million, or $0.32 per diluted share, compared to $11.8 million, or $0.33 per diluted share, for the quarter ended March 31, 2015, and $10.5 million, or $0.29 per diluted share, for the quarter ended June 30, 2014.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We are pleased to report another solid operating quarter, fueled by increased prepayment fee income, a $1.1 million credit to the allowance for loan losses that was primarily attributable to the resolution of our largest problem loan, and continued low funding and operating costs. Dime's traditionally favorable asset quality metrics have even returned to pre-crisis levels."  The allowance for loan losses as a percentage of total loans remained relatively unchanged from the 0.43% level at March 31, 2015.
Mr. Palagiano continued, "Despite the elevated loan amortization experienced in the June 2015 quarter, we were still able to grow loans by 7% on an annualized basis during the quarter, utilizing core deposits to fund the growth. We continue to have success in our deposit operation, and, over the first six months of 2015, have experienced over 17% growth in business deposits. Consolidated tangible capital increased by over 10% annualized in the second quarter, leaving the Company well positioned to support its double digit annual asset growth target."
Management's Discussion of Quarterly Operating Results
There were no variances between reported and "core" net income (as computed on page 9 of this release) during the three months ended both June 30, 2015 and 2014. The quarter ended March 31, 2015 featured several items that were non-recurring in nature, which produced a net increase of $1.9 million, or $0.06 per diluted share, in after-tax earnings for the period. Excluding these items, net income was $9.9 million, or $0.27 per diluted share during the three months ended March 31, 2015.

•	Net Interest Margin
Net interest margin ("NIM") was 3.05% during the quarter ended June 30, 2015 compared to 2.80% during the March 2015 quarter, and 2.96% during the June 2014 quarter.  Income recognized from loan prepayment activity, which varies from quarter to quarter, had a positive impact on the Company's NIM during each of the reporting periods presented.  Due to the refinancing activities of two large borrowers, loan amortization and prepayments were significantly higher during the June 2015 quarter than during the March 2015 quarter.  For the second quarter 2015, income from prepayment activity totaled $4.1 million, or 39 basis points of impact upon NIM, compared to $2.3 million, or 22 basis points of impact upon NIM, during the quarter ended March 31, 2015. In addition during the March 2015 quarter, the NIM was adversely impacted by 12 basis points as a result of $1.4 million in additional interest expense recognized from the prepayment of a Federal Home Loan Bank of New York ("FHLBNY") advance.  The "core" NIM, which excludes the impact of these prepayment income and expense items, declined from 2.71% during the March 2015 quarter to 2.66% during the June 2015 quarter, caused by a reduction of 8 basis points in the average yield on interest earning assets and an increase of one basis point in the average cost of deposits.  Core NIM for the June 2014 quarter was 2.73%.
As mentioned in the Company's previous earnings release, NIM, excluding the effects of prepayment fee income, is not expected to fluctuate significantly as long as the current interest rate environment remains in effect.
The average cost of funds declined by 19 basis points from the March 2015 to the June 2015 quarter, reflecting a 44 basis point reduction in the average cost of borrowings, as the March 2015 quarterly average cost of borrowings was increased by 47 basis points as a result of the prepayment of an FHLBNY advance.
•	Net Interest Income
Net interest income was $33.1 million in the quarter ended June 30, 2015, an increase of $3.0 million from $30.1 million reported in the March 2015 quarter, and $2.5 million from the $30.6 million reported in the June 2014 quarter. The increase from the March 2015 quarter resulted from both an additional $1.8 million of prepayment fee income recognized during the June 2015 quarter, and the additional $1.4 million of interest expense recognized in the March 2015 quarter from the prepayment of the FHLBNY advance. The increase from the June 2014 quarter reflected both $1.8 million of additional prepayment fee income and a reduction of $1.9 million in interest expense on borrowings, as the average balance of borrowings declined $86.6 million from the June 2014 quarter to the June 2015 quarter.

•	(Credit) Provision/Allowance For Loan Losses
A recapture of a portion of the allowance for loan loss reserve resulted in a credit, rather than a charge, to earnings in the June 2015 quarter of $1.1 million, due primarily to a recovery of $1.5 million recognized on the resolution of a $4.5 million non-accrual loan. The credit to the allowance for loan losses recognized during the June 2015 quarter was reduced by loan loss reserves added from growth in the loan portfolio experienced during the quarter.

•	Non-Interest Income
Non-interest income was $1.7 million for the quarter ended June 30, 2015, a reduction of $1.6 million from the March 2015 quarter, due primarily to a non-recurring $1.4 million gain on the sale of mortgage-backed securities recognized in the March 2015 quarter, and lower loan-related fee income. Non-interest income was $110,000 above the June 2014 quarter, due to additional income recognized from Bank Owned Life Insurance assets, as the Company purchased additionally BOLI policies in October 2014.
•	Non-Interest Expense
Non-interest expense was $16.4 million in the quarter ended June 30, 2015, up $2.5 million from the March 2015 quarter, but slightly below the $16.5 million projected level. During the March 2015 quarter, a $3.4 million reduction to expense was recognized from the curtailment of a previously-grandfathered post-retirement benefit plan. Excluding the curtailment benefit, non-interest expense was $17.3 million in the March 2015 quarter.
Non-interest expense was 1.44% of average assets during the most recent quarter, compared to 1.53% during the March 2015 quarter (excluding the impact of the postretirement plan curtailment benefit). The efficiency ratio approximated 47% during the June 2015 quarter.
•	Income Tax Expense
The effective tax rate approximated 41% during the most recent quarter, above the forecasted 39% level due to higher than forecasted taxable income from prepayment fees on loan refinancings.
Management's Discussion of the June 30, 2015 Balance Sheet
Total assets were $4.64 billion at June 30, 2015, up $61.2 million, or 1.3%, from March 31, 2015.
•	Real Estate Loans
Real estate loan net portfolio growth was $71.2 million for the quarter.  Real estate loan originations were $408.7 million, at a weighted average interest rate of 3.25%.  Of this amount, $170.4 million represented loan refinances from the existing portfolio.  Approximately one-half of the loans originated during the quarter contained repricing terms of five years or less.  Loan amortization and satisfactions totaled $333.0 million, or 31.2% (annualized) of the quarterly average portfolio balance, at an average rate of 4.09%. During the three months ended June 30, 2015, $41.2 million of loans to one large borrower were paid off, accounting for the higher than expected satisfaction volume during the quarter. The average yield on the loan portfolio (excluding income recognized from prepayment activity) during the quarter ended June 30, 2015 was 3.73%, compared to 3.79% during the March 2015 quarter and 4.01% during the June 2014 quarter.
•	Credit Summary
Non-performing loans were $959,000, or 0.02% of total loans, at June 30, 2015, down from $6.4 million, or 0.15% of total loans, at March 31, 2015. During the most recent quarter, four non-accrual loans totaling $4.9 million were either disposed of or satisfied, and a $333,000 non-accrual loan was transferred to held for sale pending closing of an executed note sale agreement. Accruing loans delinquent between 30 and 89 days were $349,000, or 0.01% of total loans, at June 30, 2015, down from $1.2 million, or 0.03% of total loans, at March 31, 2015.
At June 30, 2015, the Bank also had $9.2 million of loans classified as troubled debt restructurings that remained on accrual status and were deemed performing loans. All such loans were current as of June 30, 2015.
The allowance for loan losses as a percentage of total loans remained relatively unchanged from the 0.43% level at March 31, 2015.
At June 30, 2015, non-performing assets represented 0.80% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 10).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Progress continues to be made in lowering the Bank's loan to deposit ratio, and increasing core deposits, as both are presently viewed as significant components of the Company's long term strategic growth plan.
Deposits increased by $91.4 million during the quarter ended June 30, 2015. Recent deposit gathering initiatives focused upon money markets and business accounts led to growth of $111.4 million and $21.9 million in their respective balances during the period. Offsetting this growth was a reduction of $29.5 million in certificates of deposits ("CDs").
Total borrowings declined $15.0 million during the June 2015 quarter, as shorter-term Federal Home Loan Bank of New York advances were reduced by $15.0 million while the Bank was able to replace borrowings with deposits in order to fund asset growth during the period.
•	Capital
The Bank and Company recently commenced compliance with the Basel III capital rules. The consolidated leverage ratio (Tier 1 capital to average assets) was 11.12% at June 30, 2015, well in excess of all Basel III capital requirements (inclusive of conservation buffer amounts).
The Bank's leverage ratio (Tier 1 capital to average assets) was 9.47% at June 30, 2015, up from 9.24% at March 31, 2015, as a result of $9.5 million of Tier 1 capital added during the quarter. The Bank's "Tier 1" and "Total" capital ratios were 12.44% and 12.99%, respectively, at June 30, 2015, also well in excess of the most stringent Basel III requirements.
Reported diluted earnings per share exceeded the quarterly cash dividend rate per share by 129% during the quarter ended June 30, 2015, equating to a 44% payout ratio. Additions to capital from earnings during the most recent quarterly period raised tangible book value per share by $0.21 sequentially during the most recent quarter, to $11.61 at June 30, 2015.

Outlook for the Quarter Ending September 30, 2015
At June 30, 2015, Dime had outstanding loan commitments totaling $281.9 million, all of which are likely to close during the quarter ending September 30, 2015, at an average interest rate approximating 3.35%. Loan prepayments and amortization are projected to moderate significantly from the June 2015 quarter, and fall within a targeted range of 15% - 20% during the remainder of 2015.
The Company has a balance sheet growth objective approximating 12% for the year ending December 31, 2015, with a preference toward utilizing retail deposits for most of its funding needs.
Deposit funding costs are expected to remain near current historically low levels through the September 2015 quarter. During the quarter ending September 30, 2015, the Bank has $120.9 million of CDs maturing at an average rate of 0.80%, and $205.0 million of borrowings maturing at an average rate of 1.04%. No significant increase or reduction in funding costs is likely to occur from the rollover or re-positioning of these funds.
Loan loss reserve provisions or credits will continue to depend upon annualized loan portfolio growth, incurred and anticipated losses, and the overall performance of the loan portfolio. Significant provisions or credits are less likely as the expected loss component of the allowance continues to stabilize and portfolio growth remains measured and consistent.
Non-interest expense is expected to approximate $16.3 million during the September 2015 quarter, reflecting strategic technology and infrastructure initiatives that have elevated operating costs from their 2014 level.
The Company projects that the consolidated effective tax rate will approximate 39.0% in the September 2015 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.64 billion in consolidated assets as of June 30, 2015, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	June 30,	March 31,	December 31,
	2015	2015	2014
ASSETS:
Cash and due from banks	$67,946	$79,149	$78,187
Investment securities held to maturity	5,300	5,326	5,367
Investment securities available for sale	3,842	3,846	3,806
Trading securities	8,777	8,747	8,559
Mortgage-backed securities available for sale	459	485	26,409
Federal funds sold and other short-term investments	-	250	250
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	70,875	70,982	73,500
Multifamily and loans underlying cooperatives (1)	3,426,991	3,392,472	3,292,753
Commercial real estate	799,882	763,591	745,463
Unearned discounts and net deferred loan fees	6,561	6,060	5,695
Total real estate loans	4,304,309	4,233,105	4,117,411
Other loans	1,954	1,612	1,829
Allowance for loan losses	(18,553)	(18,237)	(18,493)
Total loans, net	4,287,710	4,216,480	4,100,747
Loans held for sale	333	-	-
Premises and fixed assets, net	15,263	24,485	25,065
Premises held for sale	8,799	-	-
Federal Home Loan Bank of New York capital stock	52,728	52,782	58,407
Other Real Estate Owned	148	148	18
Goodwill	55,638	55,638	55,638
Other assets	137,592	136,013	134,654
TOTAL ASSETS	$4,644,535	$4,583,349	$4,497,107
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$210,957	$197,102	$187,593
Interest Bearing Checking	75,677	76,449	78,430
Savings	370,127	373,730	372,753
Money Market	1,378,718	1,267,290	1,094,698
Sub-total	2,035,479	1,914,571	1,733,474
Certificates of deposit	898,328	927,863	926,318
Total Due to Depositors	2,933,807	2,842,434	2,659,792
Escrow and other deposits	87,239	114,476	91,921
Federal Home Loan Bank of New York advances	1,033,725	1,048,725	1,173,725
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	41,137	40,978	41,264
TOTAL LIABILITIES	4,166,588	4,117,293	4,037,382
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,145,798 shares, 52,886,219 shares and 52,871,443 shares issued at June 30, 2015, March 31, 2015 and December 31, 2014,
respectively, and 37,189,352 shares, 36,849,795 shares and 36,855,019 shares outstanding
at June 30, 2015, March 31, 2015 and December 31, 2014, respectively)	532	529	529
Additional paid-in capital	259,637	254,750	254,358
Retained earnings	440,335	433,863	427,126
Accumulated other comprehensive loss, net of deferred taxes	(9,349)	(9,597)	(8,547)
Unallocated common stock of Employee Stock Ownership Plan	(2,429)	(2,487)	(2,545)
Unearned Restricted Stock Award common stock	(3,165)	(2,572)	(3,066)
Common stock held by the Benefit Maintenance Plan	(9,354)	(9,164)	(9,164)
Treasury stock (15,956,446 shares, 16,036,424 shares and 16,016,424 shares
at June 30, 2015, March 31, 2015 and December 31, 2014, respectively)	(198,260)	(199,266)	(198,966)
TOTAL STOCKHOLDERS' EQUITY	477,947	466,056	459,725
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,644,535	$4,583,349	$4,497,107

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Interest income:
Loans secured by real estate	$43,473	$41,788	$41,973	$85,261	$82,834
Other loans	24	24	29	48	54
Mortgage-backed securities	2	181	236	183	484
Investment securities	121	169	136	290	206
Federal funds sold andother short-term investments	578	650	536	1,228	1,058
Total interest income	44,198	42,812	42,910	87,010	84,636
Interest expense:
Deposits and escrow	5,670	5,220	4,992	10,890	9,613
Borrowed funds	5,458	7,498	7,324	12,956	14,174
Total interest expense	11,128	12,718	12,316	23,846	23,787
Net interest income	33,070	30,094	30,594	63,164	60,849
Credit for loan losses	(1,135)	(172)	(1,130)	(1,307)	(849)
Net interest income after
credit for loan losses	34,205	30,266	31,724	64,471	61,698

Non-interest income:
Service charges and other fees	799	750	769	1,549	1,424
Mortgage banking income, net	41	72	82	113	1,082
Gain (loss) on sale of securitiesand other assets	(4)	1,388	-	1,384	649
Gain (loss) on trading securities	(21)	62	63	41	77
Other	862	1,029	651	1,891	1,393
Total non-interest income	1,677	3,301	1,565	4,978	4,625
Non-interest expense:
Compensation and benefits	9,540	6,841	9,115	16,381	18,623
Occupancy and equipment	2,490	2,944	2,392	5,434	5,143
Federal deposit insurance premiums	576	551	524	1,127	1,029
Other	3,760	3,528	3,267	7,288	6,326
Total non-interest expense	16,366	13,864	15,298	30,230	31,121

Income before taxes	19,516	19,703	17,991	39,219	35,202
Income tax expense	7,987	7,925	7,531	15,912	14,708

Net Income	$11,529	$11,778	$10,460	$23,307	$20,494

Earnings per Share ("EPS"):
Basic	$0.32	$0.33	$0.29	$0.65	$0.57
Diluted	$0.32	$0.33	$0.29	$0.64	$0.57

Average common shares outstanding for Diluted EPS	36,259,377	36,053,459	35,957,291	36,158,821	35,923,349

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended				For the Six Months Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
	2015	2015	2014		2015	2014
Reconciliation of Reported and Adjusted ("Core") Net Income (1):
Net Income	$11,529	$11,778	$10,460		$23,307	$20,494
Less: After tax gain on sale of securities	-	(764)	-		(764)	-
Add: After-tax expense associated with the prepayment of borrowings	-	750	-		750	-
Less: After tax gain on the sale of real estate	-	-	-		-	(356)
Less: After tax credit on curtailment of postretirement health benefits	-	(1,868)	-		(1,868)	-
Adjusted ("Core") net income	$11,529	$9,896	$10,460		$21,425	$20,138

Performance Ratios (Based upon Reported Net Income):
Reported EPS (Diluted)	$0.32	$0.33	$0.29		$0.64	$0.57
Return on Average Assets	1.01%	1.04%	0.97%		1.03%	0.97%
Return on Average Stockholders' Equity	9.78%	10.18%	9.36%		9.98%	9.24%
Return on Average Tangible Stockholders' Equity	10.84%	11.33%	10.62%		11.08%	10.49%
Net Interest Spread	2.88%	2.59%	2.77%		2.74%	2.81%
Net Interest Margin	3.05%	2.80%	2.96%		2.93%	3.01%
Non-interest Expense to Average Assets	1.44%	1.23%	1.42%		1.33%	1.47%
Efficiency Ratio	47.97%	43.40%	47.66%		45.31%	48.06%
Effective Tax Rate	40.93%	40.22%	41.86%		40.57%	41.78%

Performance Ratios (Based upon "Core Net Income" as calculated above):
EPS (Diluted)	$0.32	$0.27	$0.29		$0.59	$0.56
Return on Average Assets	1.01%	0.88%	0.97%		0.94%	0.95%
Return on Average Stockholders' Equity	9.78%	8.56%	9.36%		9.17%	9.08%
Return on Average Tangible Stockholders' Equity	10.84%	9.52%	10.62%		10.18%	10.31%
Net Interest Spread	2.88%	2.74%	2.77%		2.82%	2.81%
Net Interest Margin	3.05%	2.92%	2.96%		2.99%	3.01%
Non-interest Expense to Average Assets	1.44%	1.53%	1.42%		1.48%	1.47%
Efficiency Ratio	47.97%	51.81%	47.66%		49.39%	48.06%
Effective Tax Rate	40.93%	39.23%	41.86%		40.15%	41.72%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$12.85	$12.65	$12.17		$12.85	$12.17
Tangible Book Value Per Share	11.61	11.40	10.78		11.61	10.78

Average Balance Data:
Average Assets	$4,555,381	$4,520,316	$4,311,701		$4,537,849	$4,227,155
Average Interest Earning Assets	4,335,579	4,301,804	4,127,883		4,318,692	4,038,591
Average Stockholders' Equity	471,628	462,670	446,785		467,149	443,536
Average Tangible Stockholders' Equity	425,522	415,827	393,820		420,769	390,724
Average Loans	4,216,209	4,174,083	3,945,287		4,195,146	3,883,239
Average Deposits	2,911,493	2,750,791	2,623,386		2,831,143	2,576,949

Asset Quality Summary:
Net (recoveries) charge-offs	$(1,451)	$84	$(335)		$(1,367)	$(329)
Non-performing Loans (excluding loans held for sale)	959	6,399	12,305		959	12,305
Non-performing Loans/ Total Loans	0.02%	0.15%	0.31%		0.02%	0.31%
Nonperforming Assets (2)	$2,659	$7,453	$13,224		$2,656	$13,224
Nonperforming Assets/Total Assets	0.06%	0.16%	0.31%		0.06%	0.31%
Allowance for Loan Loss/Total Loans	0.43%	0.43%	0.49%		0.43%	0.49%
Allowance for Loan Loss/Non-performing Loans	1934.62%	285.00%	159.55%		1934.62%	159.55%
Loans Delinquent 30 to 89 Days at period end	$349	$1,239	$2,274		$349	$2,274

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.40%	9.27%	9.36%		9.40%	9.36%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets (3)	9.30%	12.43%	N/	A	9.30%	N/	A
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio") (3)	12.44%	12.43%	N/	A	12.44%	N/	A
Total Capital to Risk-Weighted Assets ("Total Capital Ratio") (3)	12.99%	12.98%	N/	A	12.99%	N/	A
Tier 1 Capital to Average Assets (3)	9.47%	9.24%	N/	A	9.47%	N/	A

(1) Adjusted earnings is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.
(2) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.
(3) The ratios presented as of June 30, 2015 and March 31, 2015 are based upon new regulatory capital measures that became effective on January 1, 2015.  Since these ratios were not effective as of June 30, 2014, comparative measures are not available as of that date, and are thus not presented.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		June 30, 2015			March 31, 2015			June 30, 2014
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,214,674	$43,473	4.13%	$4,172,422	$41,788	4.01%	$3,943,414	$41,973	4.26%
Other loans	1,535	23	5.99	1,661	24	5.78	1,873	29	6.19
Mortgage-backed securities	461	2	1.74	23,119	181	3.13	28,487	236	3.31
Investment securities	18,491	121	2.62	18,414	169	3.67	15,585	136	3.49
Other short-term investments	100,418	579	2.31	86,188	650	3.02	138,524	536	1.55
Total interest earning assets	4,335,579	$44,198	4.08%	4,301,804	$42,812	3.98%	4,127,883	$42,910	4.16%
Non-interest earning assets	219,802			218,512			183,818
Total assets	$4,555,381			$4,520,316			$4,311,701

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$75,739	$60	0.32%	$77,086	$55	0.29%	$79,490	$60	0.30%
Money Market accounts	1,335,793	2,441	0.73	1,179,713	1,915	0.66	1,114,169	1,548	0.56
Savings accounts	373,430	45	0.05	372,308	45	0.05	379,819	47	0.05
Certificates of deposit	916,684	3,124	1.37	928,039	3,205	1.40	873,733	3,337	1.53
Total interest bearing deposits	2,701,646	5,670	0.84	2,557,146	5,220	0.83	2,447,211	4,992	0.82
Borrowed Funds	1,010,119	5,458	2.17	1,162,983	7,498	2.61	1,096,742	7,324	2.68
Total interest-bearing liabilities	3,711,765	$11,128	1.20%	3,720,129	$12,718	1.39%	3,543,953	$12,316	1.39%
Non-interest bearing checking accounts	209,847			193,645			176,175
Other non-interest-bearing liabilities	162,141			143,872			144,788
Total liabilities	4,083,753			4,057,646			3,864,916
Stockholders' equity	471,628			462,670			446,785
Total liabilities and stockholders' equity	$4,555,381			$4,520,316			$4,311,701
Net interest income		$33,070			$30,094			$30,594
Net interest spread			2.88%			2.59%			2.77%
Net interest-earning assets	$623,814			$581,675			$583,930
Net interest margin			3.05%			2.80%			2.96%
Ratio of interest-earning assets to interest-bearing liabilities		116.81%			115.64%			116.48%

Deposits (including non-interest bearing checking accounts)	$2,911,493	$5,670	0.78%	$2,750,791	$5,220	0.77%	$2,623,386	$4,992	0.76%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$4,194			$2,299			$2,444
Borrowing Prepayment Costs		-			$1,362			-
Real estate loans (excluding net prepayment and late payment fee income)			3.73%			3.79%			4.01%
Interest earning assets (excluding net prepayment and late payment fee income)			3.69%			3.77%			3.92%
Borrowing (excluding prepayment costs)	$ 1,010,119	$ 5,458	2.17%	$ 1,162,983	$ 6,136	2.14%	$ 1,096,742	$ 7,324	2.68%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.20%			1.24%			1.39%
Net Interest income (excluding net prepayment and late payment fee income)		$ 28,876			$ 29,157			$ 28,150
Net Interest margin (excluding net prepayment and late payment fee income)			2.66%			2.71%			2.73%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At June 30,	At March 31,	At June 30,
Non-Performing Loans	2015	2015	2014
One- to four-family and cooperative/condominium apartment	$ 749	$ 1,141	$ 1,422
Multifamily residential and mixed use residential real estate (1)(2)	-	537	1,431
Mixed use commercial real estate (2)	-	-	4,400
Commercial real estate	207	4,717	5,047
Other	3	4	5
Total Non-Performing Loans (3)	$ 959	$ 6,399	$ 12,305
Other Non-Performing Assets
Non-performing loans held for sale	333	-	-
Other real estate owned	148	148	18
Pooled bank trust preferred securities (4)	1,219	906	901
Total Non-Performing Assets	$ 2,659	$ 7,453	$ 13,224

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	601	603	609
Multifamily residential and mixed use residential real estate (1)(2)	712	721	1,126
Mixed use commercial real estate (2)	4,385	4,400	-
Commercial real estate	3,459	3,475	7,033
Total Performing TDRs	$ 9,157	$ 9,199	$ 8,768

(1) Includes loans underlying cooperatives.
(2)  While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis  of the discrete composition of their underlying real estate collateral.

(3)  Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs, which totaled $207 at
       June 30,  2015, $5,088 at March 31, 2015 and $9,447 at June 30, 2014,  are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) As of the dates indicated, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At June 30,	At March 31,	At June 30,
	2015	2015	2014
Total Non-Performing Assets	$ 2,659	$ 7,453	$ 13,224
Loans 90 days or more past due on accrual status (5)	1,044	1,711	2,604
TOTAL PROBLEM ASSETS	$ 3,703	$ 9,164	$ 15,828

Tier One Capital - The Dime Savings Bank of Williamsburgh	$ 425,334	$ 416,067	$ 389,369
Allowance for loan losses	18,553	18,237	19,633
TANGIBLE CAPITAL PLUS RESERVES	$ 443,887	$ 434,304	$ 409,002

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	0.8%	2.1%	3.9%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.